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EXHIBIT 4.2

                        PROFESSIONAL CONSULTING AGREEMENT


         THIS PROFESSIONAL CONSULTING AGREEMENT is made this 16th day of July, 1999, by and between MDC Group, Inc. ("Consultant"), a Colorado corporation, and ALPNET, Inc. ("Company"), a Utah corporation.

         WHEREAS, Consultant operates and sells marketing services designed to heighten public awareness of the business conducted and performance results achieved by specified companies, which services consist primarily of organizing and assembling information provided to the Consultant by the company in a format which profiles the company and which is conducive to dissemination in appropriate information channels and networks, and disseminating such information; and

         WHEREAS, Company wishes to retain Consultant to provide such services with respect to the Company on the terms and conditions set forth herein.

         NOW THEREFORE, for the mutual promises and other consideration described herein, the parties hereto agree as follows:

         1. INFORMATION TO BE FURNISHED BY COMPANY. Company shall furnish Consultant with current public information about the Company, including without limitation the Company's Annual Report on Form 10-K or Form 10-KSB filed with the Securities and Exchange Commission for the Company's most recently completed fiscal year, its most recent Annual Report to Shareholders, its most recent Proxy Statement and any other periodic or current reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 since the dates of those documents, and shall also provide any other public information reasonably requested by Consultant ("Company Information"). Company shall not provide to Consultant any confidential or nonpublic information concerning the Company, and any and all information concerning the Company provided to the Consultant by Company shall be deemed nonconfidential and public.

         Company shall be responsible to assure Company Information accurately and fairly presents the financial condition and results of operations of the Company as of the dates indicated thereon. Consultant shall have no liability for any misstatement or omission in the Company Information, and Company shall be obligated to indemnify and defend Consultant against any claim, action or proceeding brought by any party against Consultant asserting such third party has been injured as a result of any such misstatement or omission.

         2. SERVICES TO BE PROVIDED BY CONSULTANT. Consultant shall exercise its best efforts to identify and establish appropriate informational channels and networks capable of maximizing dissemination of Company Information to targeted elements of the public specified by Company, and shall disseminate the Company Information in such channels and networks. Consultant shall also exercise commercially reasonable efforts to assemble and organize Company Information in a format and medium which best facilitates dissemination through such channels and networks, and shall further exercise commercially reasonable efforts to instigate and facilitate such dissemination.

         3. TERM AND TERMINATION. This Agreement shall become effective as of the date written above, and shall remain in effect until the close of business on that date which is twelve calendar months later, or, in the event such date is not a business day, then on the first business day preceding such date ("Expiration Date"). Thereafter, this Agreement automatically shall renew for additional one-year terms; unless either party notifies the other in writing at least 30 days prior to the Expiration Date that such party desires to terminate the Agreement as of the Expiration Date. Upon any such termination of this Agreement, the parties hereto shall have no further duty or obligations hereunder; provided that, notwithstanding such termination, Company shall remain obligated to defend and indemnify Consultant as described in paragraph 1 of this Agreement and to make any payments of reimbursable expenses pursuant to paragraph 5 which have not been previously paid, and except as otherwise explicitly stated hereunder.

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         4.       COMPENSATION FOR SERVICES.

                  (a) MONTHLY RETAINER FEE. Throughout the term of this Agreement, Company shall pay to Consultant a retainer fee in the amount of $5,000 per month. The first such monthly retainer fee shall be paid upon execution and delivery of this Agreement by Company. Thereafter, said monthly retainer fee shall be due and payable by Company in advance on the fifteenth day of each calendar month throughout the term of the Agreement; provided that, if any such day is not a business day, then the monthly retainer for the relevant period shall be due and payable by Company on the first business day next following said fifteenth day of the relevant month (the "Payment Date"). Failure by Company to pay the monthly retainer fee on any Payment Date shall entitle Consultant to cease providing services pursuant to this Agreement unless and until said payment (together with any applicable late payment fee or penalty) is tendered in full, in addition to any other rights or remedies Consultant may have under this Agreement, at law or in equity on account of such late payment. Any monthly payment made more than thirty (30) days after the Payment Date will be subject to an interest charge at the rate of 18% per year from the Payment Date until the date paid or, if less, the maximum legal rate permissible under applicable law.

                  (b) STOCK OPTIONS. Concurrent with the execution of this Agreement, Company shall grant to Mr. Jose L. Castaneda non-qualified stock options entitling him to purchase up to 25,000 shares of common stock of the Company at the per share closing price for the Company's common stock quoted on the exchange on which it is traded for the last trading day prior to grant. If this Agreement is renewed for an additional term following the Expiration Date as provided in paragraph 3 hereof, then, on the first day of such renewal term, Company shall grant to Mr. Castaneda non-qualified stock options entitling him to purchase up to an additional 25,000 shares of common stock of the Company at the per share closing price for the Company's common stock quoted on the exchange on which it is traded for the last trading day prior to grant. All such options shall vest six calendar months after the date of grant, shall be fully-exercisable when vested, and shall survive for a term of two years from date of vesting. The Company shall have reserved from shares of its common stock held in treasury or from authorized and unissued shares of its common stock, or from a combination of the two, a sufficient number of shares of common stock to support the exercise of the options granted pursuant to this Agreement, and prior to such grant(s) the Company shall have taken all steps necessary to assure that such shares, upon issuance in connection with the exercise of said options, will constitute duly authorized, fully-paid, non-assessable, validly issued and outstanding shares of common stock of the Company. Additionally, any shares of the Company's common stock issuable in connection with the exercise of options granted pursuant to this Agreement shall have attached thereto customary piggy-back registration rights providing the holder thereof with registration rights in the event the Company and/or any of its shareholders register any of their shares under the Securities Act of 1933 for sale in and offering, excluding registrations on Form S-4 of shares being offered in connection with business combination transactions and registrations on Form S-8, or any successor registration forms. The terms of said options and matters and procedures relating thereto, including those specifically set forth herein, shall be set forth in an option agreement in form satisfactory to the parties and entered into as of the date of grant of the revelant options. Such option agreement(s) and the options granted thereunder shall survive the expiration or early termination of this Agreement.

                  5. REIMBURSEMENT FOR EXPENSES. Company shall reimburse Consultant for all out-of-pocket expenses incurred by Consultant in connection with performing services pursuant to this Agreement, including without limitation travel, meals, lodging, long distance telephone and the installation and maintenance of one US West Local Line with an associated AT&T Toll Free Line dedicated to the Company, and out-of-pocket expenses incurred in connection with preparing Company Information for dissemination, including without limitation art work, graphics, typesetting, printing, copying, copywriting and postage, etc. Consultant shall obtain the Company's prior approval before incurring any items of out-of-pocket expenses which exceed $1,000. Company agrees to make reimbursement payments for out-of-pocket expenses upon receipt of Consultant's invoice. Any reimbursement payments not made within thirty (30) days following the Company's receipt of invoice shall accrue interest from the invoice date at the rate of 18% per year, or, if less, the maximum rate permitted under applicable law.

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                  6.       CONSULTANT'S REPRESENTATIONS AND WARRANTIES.
Consultant represents and warrants that services to be provided and materials to be produced or developed by Consultant under this Agreement will be performed, produced or developed by competent, trained personnel of Consultant or its subcontractors in a workmanlike manner. Consultant, its personnel, its subcontractors and their personnel shall comply with all applicable statutes, rules and regulations governing all aspects of the services to be performed under this Agreement. Company understands and acknowledges that Consultant cannot guarantee that the services provided hereunder will achieve any particular objective or fulfill any specified goals. OTHER THAN THE FOREGOING EXPRESS WARRANTIES, CONSULTANT MAKES TO WARRANTIES WITH RESPECT TO THE QUALITY OF THE GOODS AND SERVICES TO BE PROVIDED HEREUNDER OR ANY RESULTS TO BE ACHIEVED, AND HEREBY EXPRESSLY DISCLAIMS THE EXISTENCE OF ANY SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CONSULTANT SHALL HAVE NO LIABILITY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY COMPANY. UNDER NO CIRCUMSTANCES SHALL CONSULTANT'S LIABILITY UNDER THIS AGREEMENT ARISING FROM ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, EXCEED AN AMOUNT EQUAL TO SIX MONTHS' CONSULTING FEES PAID PURSUANT TO
SECTION 4(A) OF THIS AGREEMENT.

                  7. COMPANY'S REPRESENTATIONS AND WARRANTIES. Company represents and warrants to Consultant that Company has all requisite corporate or other power and authority, and has taken all corporate or other actions necessary to authorize, the execution, delivery and performance by it of this Agreement. This Agreement constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the rights of creditors generally and for general principles of equity.

                  8. MISCELLANEOUS. Neither party may assign its rights or duties under this Agreement without the express prior written consent of the other party, except that Consultant may assign to any other party, without Company's consent, its right to receive all or any portions of the monthly consulting fee and reimbursable expenses due and owing to it. Additionally, Consultant may retain one or more subcontractors to fulfill services to be provided by Consultant hereunder, provided no such subcontracting on the part of Consultant shall absolve Consultant from any liability or responsibility it otherwise has under the terms of this Agreement on account of failures in performance in the provision of such services.

         This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The terms of this Agreement may be altered only by written agreement between the parties. The failure of either party to object to or take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or of any future similar violation or breach. This Agreement is not intended, and shall not be interpreted, to bind or benefit any third parties, except that Mr. Jose L. Castaneda shall be deemed a third-party beneficiary with respect to the option grant(s) described hereunder, and shall be entitled to enforce all of Consultant's rights under this Agreement insofar as necessary for him to receive the full benefit of those options.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer or, as to an individual party, has executed this Agreement in his or her own hand, as of the date first written above.

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ALPNET, INC.                                                  MDC GROUP, INC.


By:      \s\ John W. Wittwer                                  By:      \s\ David E. Castaneda
         ---------------------------------                              ----------------------------------
         John W. Wittwer, Vice President                               David E. Castaneda
         Finance and Chief Financial Officer                           President

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